Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Coherus Oncology, Inc. Amended and Restated 2014 Equity Incentive Award Plan of our reports dated March 9, 2026, with respect to the consolidated financial statements of Coherus Oncology, Inc. and the effectiveness of internal control over financial reporting of Coherus Oncology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
August 5, 2026